Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

AMPHENOL CORPORATION

ANNOUNCES PRICING OF $750 MILLION OF SENIOR NOTES

Wallingford, Connecticut. September 9, 2014.  Amphenol Corporation (NYSE-APH) announced today the pricing of its offering of $375 million senior notes due 2017 (the “2017 Notes”) and $375 million senior notes due 2021 (the “2021 Notes” and together with the 2017 Notes, the “Notes”).  The 2017 Notes will have an interest rate of 1.550% and the 2021 Notes will have an interest rate of 3.125% per annum.  The 2017 Notes are being issued at a price equal to 99.898% of their face value and the 2021 Notes are being issued at a price equal to 99.912% of their face value.  The closing of the offering is expected to occur on September 12, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds of this offering to repay all of our outstanding $600 million 4.75% Senior Notes due November 15, 2014 and for general corporate purposes.  Prior to November 15, 2014 we intend to use the new proceeds of this offering to repay amounts outstanding under our credit facilities.  JPMorgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and TD Securities (USA) LLC are acting as joint book-running managers for the offering.

The Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission.  A prospectus supplement and accompanying prospectus describing the terms of this offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from JPMorgan Securities LLC collect at 1-212-834-4533, Mitsubishi UFJ Securities (USA), Inc. at 877-649-6848 and TD Securities (USA) LLC 855-495-9846. .

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

About Amphenol Corporation

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.